Exhibit 23.4
Consent of Independent Auditors
We consent to the use of our report dated March 26, 2024, with respect to the consolidated financial statements of Windfield Holdings Pty Ltd and its subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report with respect thereto contains an explanatory paragraph that states that the consolidated financial statements as of December 31, 2024 and for the year then ended were not audited, reviewed, or compiled by KPMG.

/s/ KPMG
KPMG
Perth, Australia
March 16, 2026
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